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                                                                    EXHIBIT 10.5

                             TBC CORPORATION


                        RESOLUTION ADOPTED BY THE
                         COMPENSATION COMMITTEE
                           SEPTEMBER 26, 1996

RESOLVED, that the Company shall credit to each deferred compensation account which it maintains for the benefit of its executives and directors, in each calendar quarter, daily interest on the amount then credited to such account (including all previous credits to such account) computed at an annual rate which is equal to the average yield for BBB Industrial Bonds, as published in the Standard & Poor's Corporate and Government Bond Yield Index (or such similar index as the Compensation Committee of the Board of Directors shall select) for the month last preceding the beginning of such calendar quarter.










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